Product Supplement No. EQUITY INDICES MITTS-1 (To the Prospectus dated December 20, 2023 and the Series J Prospectus Supplement dated December 20, 2023)	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(5) July 1, 2024

Market Index Target-Term Securities® “MITTS®” Linked to One or More Equity Indices

•     MITTS are unsecured senior debt securities issued by Royal Bank of Canada. Any payments due on MITTS, including any repayment of principal, will be subject to the credit risk of Royal Bank of Canada.

•     The return on MITTS will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices, subject to a Minimum Redemption Amount (defined below) and our credit risk. MITTS do not pay interest.

•     If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will generally be greater than or equal to 100%. The Redemption Amount may be subject to a specified cap (the “Capped Value”).

•     If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

•     This product supplement describes the general terms of MITTS, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•     For each offering of MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Participation Rate, the Minimum Redemption Amount and the Capped Value, if applicable, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•     MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•     Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.

•     BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer MITTS and will act in a principal capacity in such role.

MITTS are unsecured and are not savings accounts or insured deposits of a bank. MITTS are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. governmental agency or instrumentality. Potential purchasers of MITTS should consider the information in “Risk Factors” beginning on page PS-4 of this product supplement, page S-3 of the accompanying Series J prospectus supplement, and page 1 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

TABLE OF CONTENTS

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MITTS® and “Market Index Target-Term Securities®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

PS-i

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about MITTS, you should not rely on it.

Key Terms:

General:

MITTS are senior debt securities issued by Royal Bank of Canada, and are not insured by the Canada Deposit Insurance Corporation or the FDIC, or secured by collateral. They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on MITTS, including any repayment of principal, are subject to our credit risk.

The return on MITTS will be based on the performance of a Market Measure. If the value of the applicable Market Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in MITTS.

Each issue of MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem MITTS at any earlier date. We will not make any payments on MITTS until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•    U.S. broad-based equity indices;

•    U.S. sector or style-based equity indices;

•    non-U.S. or global equity indices; or

•    any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when MITTS are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of MITTS—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of MITTS—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of MITTS—The Starting Value and the Ending Value—Ending Value” and “—Basket Market Measures—Ending Value of the Basket.”
Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will generally be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.
Capped Value:	The maximum Redemption Amount, if applicable to your MITTS. If a Capped Value is applicable to your MITTS, your investment return is limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of MITTS.
Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Any payments due on MITTS, including any repayment of principal, are subject to our credit risk as issuer of MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount, as specified in the applicable term sheet.

Principal at Risk:	If the Minimum Redemption Amount for your MITTS is less than the principal amount, you will lose a portion of the principal amount of MITTS if the Ending Value is less than the Starting Value. Further, if you sell your MITTS prior to maturity in the secondary market (if any), you may find that the market value per MITTS is less than the price that you paid for MITTS, and could be less than the Minimum Redemption Amount.
Calculation Agent:	The calculation agent will make all determinations associated with MITTS. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for MITTS. See the section entitled “Description of MITTS—Role of the Calculation Agent.”
Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of MITTS and will receive an underwriting discount based on the number of units of MITTS sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase MITTS.
Listing:	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.

This product supplement relates only to MITTS and does not relate to any equity index that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any MITTS. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in MITTS, to determine whether an investment in MITTS is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell MITTS in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Royal Bank of Canada.

You are urged to consult with your own attorneys and business and tax advisers before making a decision to purchase any MITTS.

RISK FACTORS

Your investment in MITTS is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase MITTS should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of MITTS or investments in equity or equity-based securities in general.

Structure-related Risks

You may not receive a positive return on your investment, and if the Minimum Redemption Amount is less than the principal amount per unit, your investment may result in a loss if the Market Measure decreases. The return on MITTS will be based on the performance of a Market Measure. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your investment return will be limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure or any of its underlying securities. The appreciation potential of MITTS will be limited to the Capped Value, if applicable. In such a case, you will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure (or its underlying securities) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on MITTS will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of an Index that includes securities traded in a non-U.S. currency, and, for purposes of calculating the level of such Index, are not converted into U.S. dollars. If the value of that currency strengthens against the U.S. dollar during the term of your MITTS, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in such Index.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of MITTS other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value. In addition, since the Ending Value will equal the average of the closing values of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing value of the Market Measure on any particular calculation day.

If your MITTS are linked to a Basket, changes in the level of one or more of the Basket Components may be offset by changes in the level of one or more of the other Basket Components. The Market Measure of your MITTS may be a Basket. In such a case, changes in the level of one or more of the Basket Components may not correlate with changes in the level of one or more of the other Basket Components. The level of one or more Basket Components may increase, while the level of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the level of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted would have a greater impact upon the value of the Market Measure and, consequently, the return on your MITTS.

Your return on MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payment on MITTS is subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of MITTS. MITTS are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts (including the Minimum Redemption Amount) payable under the terms of MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of MITTS. However, because your return on MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to MITTS.

Valuation- and Market-related Risks

The initial estimated value of MITTS considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of MITTS, which will be set forth in the applicable term sheet, is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of MITTS. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for MITTS will exceed the initial estimated value. If you attempt to sell MITTS prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, the internal funding rate we pay to issue market-linked notes (which is typically lower than the rate that we might pay for a conventional fixed or floating rate debt security), and the inclusion in the public offering price of the underwriting discount and an expected hedging-related charge. These factors, together with various credit, market and economic factors over the term of MITTS, are expected to reduce the price at which you may be able to sell MITTS in any secondary market and will affect the value of MITTS in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BofAS or any of our respective affiliates would be willing to purchase your MITTS in any secondary market (if any exists) at any time. The value of your MITTS at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your MITTS. If a secondary market exists, we cannot predict how MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for MITTS will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for MITTS, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those MITTS might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those MITTS could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list MITTS on any securities exchange. Even if an application were made to list your MITTS, we cannot assure you that the application will be approved or that your MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of MITTS on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

If you attempt to sell MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. MITTS are not designed to be short-term trading instruments. The Minimum Redemption Amount will only apply if you hold MITTS to maturity. You have no right to have your MITTS redeemed prior to maturity. If you wish to liquidate your investment in MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your MITTS or no market at all. Even if you were able to sell your MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of MITTS, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of MITTS prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of MITTS will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of MITTS may decrease or may not increase at the same rate. If you sell your MITTS when the value of the Market Measure is less than, or not sufficiently above the Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount for MITTS will not exceed the applicable Capped Value, we do not expect that MITTS will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of MITTS may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the MITTS. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of MITTS. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock or commodity markets generally, may adversely affect the value of the Market Measure and the market value of MITTS. If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your MITTS may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of MITTS. In general, if U.S. interest rates increase, we expect that the market value of MITTS will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of MITTS. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of MITTS may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of MITTS will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your MITTS includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your MITTS, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your MITTS.

•	Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of MITTS. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of MITTS.

•	Time to Maturity. There may be a disparity between the market value of MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of MITTS will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value. We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other listed or over-the-counter derivative instruments whose value is derived from the Market Measure or its component securities. We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under MITTS. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in MITTS. On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with MITTS), may increase the value of the Market Measure or its component securities. Consequently, the value of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of MITTS, which may adversely affect the market value of MITTS.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of your MITTS prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.

We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in MITTS, and may hold or resell MITTS. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your MITTS prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you. We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf. We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially MITTS. Any such short positions could adversely affect future trading prices of MITTS. These trading and other business activities may present a conflict of interest between your interest in MITTS and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your MITTS, could be adverse to your interests as a beneficial owner of MITTS.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under MITTS. We, the agents or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of MITTS. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to MITTS and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of MITTS increases or decreases or whether the Redemption Amount on MITTS is more or less than the principal amount of MITTS. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of MITTS, which creates an additional incentive to sell MITTS to you.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent for MITTS and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on MITTS and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Market Measure-related Risks

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your MITTS are linked (each, an “Index Publisher”). Consequently, we have no control over the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the securities included in that index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your MITTS. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of MITTS, you will have no rights to receive any of the securities included in the Market Measure, and you will not be entitled to receive dividends or other distributions by the issuers of these securities. MITTS are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in MITTS will not make you a holder of any of the securities included in the Market Measure. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on your MITTS may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities. Your MITTS will be paid in cash and you have no right to receive any of these securities.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company. We, the agents, or our respective affiliates currently, or in the future may engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of MITTS or will have any obligation of any sort with respect to MITTS. As a result, none of those companies will have any obligation to take your interests as holders of MITTS into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or the value of MITTS.

Our business activities and those of the agents relating to the companies represented by a Market Measure or MITTS may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of MITTS or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including MITTS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your MITTS. Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your MITTS. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of MITTS regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure. Any prospective purchaser of MITTS should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in MITTS. The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Exchange rate movements may adversely impact the value of MITTS. If any security included in an index is traded in a currency other than U.S. dollars and, for purposes of calculating the level of that index, is converted into U.S. dollars, then the level of that index is likely to depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index and consequently, the return on MITTS may be adversely affected. Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If the Market Measure to which your MITTS are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your MITTS, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing MITTS.

Tax-related Risks

The U.S. federal income tax consequences of an investment in MITTS may be uncertain.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of certain MITTS that may be offered under this product supplement, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of those MITTS are uncertain, and the IRS or a court might not agree with the treatment of them described in “United States Federal Income Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of those MITTS might be materially and adversely affected.

You should review carefully the section of this product supplement entitled “United States Federal Income Tax Considerations.” You should also consult your tax advisor regarding the U.S. federal income tax consequences of an investment in MITTS, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. investors may be subject to withholding tax under Section 871(m) of the Internal Revenue Code of 1986, as amended, in respect of certain MITTS.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to U.S. equities. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable Treasury regulations.

The Section 871(m) regime requires complex calculations to be made with respect to financial instruments linked to U.S. equities, and its application to a specific issue of MITTS may be uncertain. Accordingly, even if we determine that certain MITTS are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those MITTS. Moreover, the application of Section 871(m) to MITTS may be affected by a non-U.S. investor’s other transactions. Non-U.S. investors should review the discussion under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code.” Non-U.S. investors should also consult their tax advisors regarding the application of Section 871(m) in their particular circumstances.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You may be required to recognize taxable income on MITTS prior to maturity.

If you are a U.S. investor in MITTS, you may be required to recognize taxable interest income in each year that you hold MITTS, even though you will not receive any payment in respect of MITTS prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize may be treated as ordinary interest income rather than capital gain. You should review the section of this product supplement entitled “United States Federal Income Tax Considerations.”

Possible taxable event for U.S. federal income tax purposes.

Certain changes affecting MITTS could result in a “significant modification” of the affected MITTS for U.S. federal income tax purposes. For example, a change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on MITTS due to a market disruption event, the designation of a successor Market Measure or other similar circumstances resulting in a material change to a Market Measure could result in a significant modification of the affected MITTS.

A significant modification would generally result in MITTS being treated as terminated and reissued for U.S. federal income tax purposes. In that event, a U.S. investor would generally be required to recognize gain or loss (subject to possible treatment as a recapitalization or, in the case of loss, to the possible application of the wash sale rules) with respect to MITTS. Moreover, the treatment of MITTS after such an event could differ from their prior treatment. A changed treatment of MITTS could have possible withholding tax consequences to non-U.S. investors. You should consult your tax advisor regarding the risk of such an event.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of MITTS for the purposes described in the accompanying prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under MITTS.

DESCRIPTION OF MITTS

General

Each issue of MITTS will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes, Series J” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. These documents should be read in connection with this product supplement and the applicable term sheet.

The maturity date of MITTS and the aggregate principal amount of each issue of MITTS will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on MITTS. Depending on the terms of the MITTS, they may not provide for the full return of principal at maturity, and are subject to our credit risk. MITTS will be payable only in U.S. dollars.

Prior to the maturity date, MITTS are not redeemable at our option or repayable at the option of any holder. MITTS are not subject to any sinking fund. MITTS are not subject to the defeasance provisions described in the prospectus under “Description of Debt Securities—Defeasance.”

We will issue MITTS in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of MITTS will be set forth in the applicable term sheet. You may transfer MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Participation Rate” will generally be greater than or equal to 100%, unless otherwise set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you may lose a portion of your investment in MITTS.

Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your MITTS.

An investment in MITTS does not entitle you to any ownership interest in or any other rights with respect to the Market Measure or any of the securities of any of the companies included in the Market Measure, including any voting rights, dividends paid or other distributions made.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any scheduled Market Measure Business Day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index (or any successor) is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of whether that last scheduled calculation day is a non-calculation day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

As to any index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of MITTS is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of MITTS.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance. The calculation agent will make available to holders of MITTS information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your MITTS are linked may adversely affect trading in MITTS.

Basket Market Measures

If the Market Measure to which your MITTS are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day, will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

_________________

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day thereafter to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding MITTS as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of MITTS. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Payment of Additional Amounts

We will pay any amounts to be paid by us on MITTS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of MITTS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a MITTS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)	who is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing MITTS, the holding of MITTS or the receipt of payments thereunder;

(iii)	who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares); or who is a “specified entity” as defined in subsection 18.4(1) of the Income Tax Act (Canada) with respect to “hybrid mismatch arrangements” with respect to Royal Bank of Canada;

(iv)	who presents such MITTS for payment (where presentation is required, such as if the MITTS are issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any MITTS means:

(a)	the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)	if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of MITTS in accordance with the indenture;

(v)	who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or deduction or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)	who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For purposes of clause (iv) above, if the MITTS are presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as shall have accrued as of such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of MITTS.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of MITTS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to MITTS, and (y) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Same-Day Settlement and Payment

MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as MITTS are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of MITTS upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of MITTS and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of MITTS, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see “Description of Debt Securities—Modification and Waiver of the Debt Securities” beginning on page 10 and “—Events of Default” beginning on page 17 in the accompanying prospectus.

Terms Incorporated in the Master Note

Unless otherwise specified in the applicable term supplement, all terms of MITTS included in the applicable term sheet and the relevant terms included in this “Description of MITTS” section, as modified by the applicable term sheet, if applicable, are incorporated into the master note representing the MITTS.

Listing

Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution” on page S-43 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase MITTS.

None of the agents is acting as your fiduciary or adviser solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any MITTS. You should make your own investment decision regarding MITTS after consulting with your legal, tax, and other advisers.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of MITTS that were made available to investors in connection with the initial distribution of MITTS. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Royal Bank of Canada or for any purpose other than that described in the immediately preceding sentence.

CANADIAN FEDERAL INCOME TAX SUMMARY

Noteholders Not Resident in Canada

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) of owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

The Canadian tax disclosure in the prospectus is based on the assumption that a note is not at the time of acquisition and during any relevant period “taxable Canadian property” (as defined in the Income Tax Act (Canada)) of a Non-resident Holder.

For the purposes of this product supplement, the information provided under the heading “Tax Consequences—Canadian Taxation” in the prospectus is modified as follows:

This summary also assumes that a Non-resident Holder: (i) is not an entity in respect of which the Bank or any transferee resident (or deemed to be resident) in Canada to whom the Non-Resident Holder disposes of, loans or otherwise transfers debt securities or warrants is a “specified entity”, and is not a “specified entity” in respect of such transferee, as that term is defined in subsection 18.4(1) of the Income Tax Act (Canada); and (ii) does not hold or dispose of debt securities or warrants, under, or in connection with, a “structured arrangement” (within the meaning of subsection 18.4(1) of the Income Tax Act (Canada)).

Noteholders Resident in Canada

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Resident Holder (as that term is defined in the section entitled

“Certain Income Tax Consequences—Canadian Taxation” in the accompanying prospectus supplement) owning debt securities under “Certain Income Tax Consequences—Canadian Taxation—Noteholders Resident in Canada” in the accompanying prospectus supplement.

For the purposes of this product supplement, the information provided in the accompanying prospectus supplement is modified as follows:

1.	under the heading “Certain Income Tax Consequences—Canadian Taxation—Noteholders Resident in Canada—Interest” the last paragraph is replaced by the following:

In certain circumstances, provisions of the Tax Act require a holder of a “prescribed debt obligation” (as defined for the purposes of the Tax Act) to include in income for each taxation year the amount of any interest, bonus or premium receivable on the obligation over its term based on the maximum amount of interest, bonus or premium receivable on the obligation. Indexed Notes may be considered to be prescribed debt obligations to a Resident Holder. However, counsel understands that the CRA’s current administrative practice is not to require any such accrual of interest on a prescribed debt obligation until such time as the return thereon becomes determinable. Resident Holders are advised to consult their tax advisers with respect to whether a particular Indexed Note is prescribed debt obligation and the consequences to the Resident Holder in their particular circumstances.

2.	under the heading “Certain Income Tax Consequences—Canadian Taxation—Noteholders Resident in Canada—Treatment of Capital Gains and Losses” the following is added:

Pursuant to the Notice of Ways and Means Motion, released by the Minister of Finance on June 10, 2024, the capital gains inclusion rate is proposed to be increased from one-half to two-thirds for (i) all capital gains realized on or after June 25, 2024, by corporations and trusts and (ii) the portion of capital gains realized on or after June 25, 2024, by individuals in excess of an annual $250,000 threshold. Corresponding changes to the proportion of a capital loss that is an allowable capital loss are also proposed. For tax years that begin before and end on or after June 25, 2024, two different inclusion rates will apply and transitional rules will apply to separately identify capital gains and losses realized before the effective date of the proposals and capital gains and losses realized on or after the effective date of the proposals.

Resident Holders should consult their own tax advisers regarding the effect, in their particular circumstances, of the proposed increase to the capital gains inclusion rate contained in the Federal Budget.

3.	under the heading “Certain Income Tax Consequences—Canadian Taxation—Noteholders Resident in Canada—Other Taxes” the first paragraph is modified as follows:

A Resident Holder that is throughout the relevant taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) or at any time in the year, a “substantive CCPC” (pursuant to subsection 248(43) of the Tax Act) may be liable to pay an additional tax of 10 2/3% on its “aggregate investment income” (as defined in the Tax Act) for the year, including interest and taxable capital gains. Such additional tax may be refundable in certain circumstances. Resident Holders should consult their own tax advisers in this regard.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of MITTS. This discussion generally assumes that you purchase MITTS for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of MITTS is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold MITTS as capital assets within the meaning of Section 1221 of the Code. Purchasers of MITTS at another time or price may have different consequences than those described below, and therefore such purchasers should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of MITTS. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a real estate investment trust or “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to MITTS;

•	a person holding MITTS as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to MITTS;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds MITTS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding MITTS or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of MITTS to you.

We will not attempt to ascertain whether any issuer of any stock underlying an equity index to which MITTS relate (the “Underlying Issuer”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of MITTS. If you are a U.S. Holder and you own or are deemed to own an equity interest in a PFIC for any taxable year, you would generally be required to file IRS Form 8621 with your annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax advisor regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC or PFIC.

This discussion assumes that MITTS do not provide for any payments prior to maturity (or earlier retirement). The treatment of MITTS providing for payments prior to maturity will be addressed in the applicable term sheet.

This discussion is based on the Code, final, temporary and proposed Treasury regulations, rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local, non-U.S. or other tax laws, estate or gift tax laws, or the potential application of the alternative minimum tax or the Medicare tax on net investment income. You should consult your tax advisor about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of MITTS) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal income tax consequences set out in an applicable term sheet, which you should read before making a decision to invest in MITTS.

Tax Treatment of MITTS

Unless otherwise stated in the applicable term sheet, we intend to treat MITTS as debt instruments for U.S. federal income tax purposes.

However, there are no statutory, judicial or administrative authorities that directly address the U.S. federal income tax treatment of certain MITTS described in this product supplement. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment of those MITTS as debt instruments and the consequences described below. Alternative U.S. federal income tax treatments might materially and adversely affect the tax consequences of ownership or disposition of those MITTS.

If there is a change to MITTS that results in MITTS being treated as retired and reissued for U.S. federal income tax purposes, as discussed below under “Possible Taxable Event,” the treatment of MITTS after such an event could differ from their prior treatment.

Except where stated otherwise, the following discussions generally assume that the stated treatment of MITTS is respected and that no deemed retirement and reissuance of MITTS has occurred. You should consult your tax advisor regarding the risk that an alternative U.S. federal income tax treatment applies to MITTS.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of MITTS that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Short-Term Notes

The following discussion applies to MITTS with a term of one year or less (from but excluding the issue date to and including the last possible date that MITTS could be outstanding pursuant to their terms) (“Short-Term Notes”). Generally, a Short-Term Note is treated as issued at a discount equal to the sum of all payments required on MITTS minus its issue price.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a Short-Term Note prior to maturity or pursuant to a taxable disposition of the Short-Term Note. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the Short-Term Note currently), you will be subject to rules that generally require accrual of discount on Short-Term Notes on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. It is not clear whether or how any accrual should be determined prior to the relevant calculation day for the payment on a Short-Term Note. You should consult your tax advisor regarding the amount and timing of any accruals on such Short-Term Notes.

Upon a taxable disposition of a Short-Term Note, you will generally recognize gain or loss equal to the difference between the amount realized on the taxable disposition and your tax basis in the Short-Term Note. Your tax basis in the Short-Term Note should equal its cost, increased, if you accrue income on the Short-Term Note currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” You should consult your tax advisor regarding this reporting obligation. The excess of the amount received at maturity over your tax basis in the Short-Term Note generally should be treated as ordinary income. If you sell a Short-Term Note prior to the time its contingent payment has been fixed, it is not clear whether any gain you recognize should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax advisor regarding the treatment of a taxable disposition of Short-Term Notes.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on a Short-Term Note, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the Short-Term Note in an amount not exceeding the accrued discount that you have not included in income. As discussed above, it is unclear whether or how accrual of discount should be determined prior to the relevant calculation day in respect of the payment on a Short-Term Note. If you make the election to accrue income currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax advisor regarding these rules.

MITTS Treated as Contingent Payment Debt Instruments

The following discussion applies only to MITTS treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”).

Interest Accruals on the CPDIs. We are required to determine a “comparable yield” for each issuance of CPDIs. The comparable yield is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield.

We will determine the comparable yield for each issuance of CPDIs and will provide the information on how to obtain the comparable yield and the related projected payment schedule, in the relevant term sheet for the MITTS.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDIs, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of tax accounting, you will be required to accrue, as interest income, original issue discount (“OID”) on the CPDIs at the comparable yield even though MITTS do not provide for a payment until maturity (or earlier retirement).

You will be required for U.S. federal income tax purposes to accrue an amount of OID, for each accrual period prior to and including maturity or earlier taxable disposition of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. The “adjusted issue price” of a CPDI is its issue price increased by any interest income you have previously accrued.

Taxable Disposition of the CPDIs. Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the CPDI. Your tax basis in the CPDI will equal its cost, increased by any interest income you have previously accrued. You generally must treat any income realized on a taxable disposition of a CPDI as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” You should consult your tax advisor regarding this reporting obligation.

Special Rules for Contingent Payments that Fix Early. Special rules may apply if all the remaining payments on a CPDI become fixed substantially contemporaneously. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, you would be required to account for the difference between the originally projected payments and the fixed payments in a reasonable manner over the period to which the difference relates. In addition, you would be required to make adjustments to, among other things, your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a taxable disposition of your CPDI also might be affected. If the contingent payment on a CPDI became fixed more than six months prior to the relevant payment date, you would be required to account for the difference between the originally projected payment and the fixed payment on a present value basis. You should consult your tax advisor regarding the application of these rules.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of MITTS that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of MITTS who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold MITTS, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in MITTS.

As discussed below under “Possible Taxable Event,” under certain circumstances, MITTS could be subject to a “significant modification” and therefore deemed to be terminated and reissued for U.S. federal income tax purposes. In that event, depending on the facts and the time of the deemed reissuance, the reissued MITTS might be treated in a manner different from their original treatment for U.S. federal income tax purposes. As a result, you might be subject to withholding tax in respect of the reissued MITTS, or might be required to provide certification of your status as a non-U.S. person in order to avoid being subject to withholding. You should consult your tax advisor regarding the consequences of a significant modification of MITTS.

The discussion below generally assumes that income and gain on MITTS are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

Subject to the possible application of Section 897 of the Code (see “—FIRPTA” below) and the discussions below under “—Dividend Equivalents under Section 871(m) of the Code” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a taxable disposition of MITTS, assuming that you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as exchange-traded funds that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” for this purpose is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of MITTS, i.e., when all material terms have been agreed on, and (ii) the issuance of MITTS. However, if the time of pricing is more than 14 calendar days before the issuance of MITTS, the calculation date is the date of the issuance of MITTS. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of MITTS. As a result, you should acquire such MITTS only if you are willing to accept the risk that MITTS are treated as Specified ELIs subject to withholding under Section 871(m).

If the terms of MITTS are subject to a significant modification (for example, upon an event discussed below under “Possible Taxable Event”), MITTS generally will be treated as reissued for this purpose and could become Specified ELIs at the time of the significant modification, depending on the application of the test in effect at that time to MITTS. If, pursuant to the terms of MITTS, an Underlying Security is added to (or substituted into) the composition of the Market Measure after the issuance of MITTS, whether or not resulting in a significant modification, we may determine that MITTS are subject to withholding under Section 871(m) at that later time. Accordingly, prospective investors should acquire such MITTS with the understanding that withholding may apply to payments thereon.

If MITTS are Specified ELIs, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on MITTS or upon the date of maturity, lapse or other disposition of MITTS by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from payments on MITTS, from proceeds of the retirement or other disposition of MITTS, or from your other cash or property held by us or the withholding agent. If withholding applies, you should expect that we or the withholding agent will withhold at the applicable statutory rate.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for Specified ELIs issued prior to 2027 that have a delta of one will be calculated in the same manner as (i) above, using a delta of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, we will provide the information on how to obtain the estimated amounts in the relevant term sheet for MITTS.

Depending on the terms of MITTS and whether or not it is issued prior to 2027, the term sheet may contain additional information relevant to Section 871(m), such as whether MITTS reference a Qualified Index or Qualified Index Securities; whether MITTS are simple contracts; the delta and the number of shares multiplied by delta (for a simple contract); whether the substantial equivalence test is met and the initial hedge (for a complex contract); and whether the changes to the composition of Market Measure could possibly result in payments on MITTS becoming subject to withholding under Section 871(m).

Prospective purchasers of MITTS should consult their tax advisors regarding the potential application of Section 871(m) to MITTS and, if withholding applies, whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for a Non-U.S. Holder to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination is binding on Non-U.S. Holders and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to MITTS linked to U.S. equities and their application to a specific issue of MITTS may be uncertain. Accordingly, even if we determine that certain MITTS are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those MITTS. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if MITTS are not Specified ELIs subject to Section 871(m) as a general matter. Non-U.S. Holders should consult their tax advisors regarding the application of Section 871(m) in their particular circumstances.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). As discussed above, we will not attempt to ascertain whether any Underlying Issuer should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If an Underlying Issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, MITTS could be treated as a USRPI, in which case any gain from the disposition of MITTS would generally be subject to U.S. federal income tax and would be required to be reported by the Non-U.S. Holder on a U.S. federal income tax return, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, MITTS that is not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless its fair market value upon acquisition exceeds 5% of the Underlying Issuer’s regularly traded class of interests as specified in the applicable Treasury regulations. In the case of MITTS that are regularly traded, a holding of 5% or less of the outstanding MITTS of that class or series generally should not be subject to the FIRPTA rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisors regarding whether their ownership interest in MITTS will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in an Underlying Issuer.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from MITTS is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You would be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on MITTS. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of MITTS, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Taxable Event

A change to a Market Measure could result in a significant modification of the affected MITTS. A change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on MITTS due to a market disruption event, the designation of a successor Market Measure or other similar circumstances resulting in a material change to a Market Measure could also result in a significant modification of the affected MITTS. In particular, the modification of a Market Measure as the result of the active management of an equity index underlying MITTS could result in a significant modification of such MITTS. Additionally, in certain circumstances where our obligations under MITTS are assumed by another entity, such substitution could result in a significant modification of the affected MITTS.

A significant modification would generally result in MITTS being treated as terminated and reissued for U.S. federal income tax purposes. In that event, if you are a U.S. Holder, you might be required to recognize gain or loss (subject to possible recapitalization treatment or, in the case of loss, the possible application of the wash sale rules) with respect to MITTS, and your holding period for your MITTS could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued MITTS could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to MITTS after the significant modification. In addition, a significant modification could result in adverse U.S. federal withholding tax consequences to a Non-U.S. Holder.

You should consult your tax advisor regarding the consequences of a significant modification of MITTS. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of MITTS.

Fungibility of Subsequent Issuances of MITTS

We may, without the consent of the holders of outstanding MITTS, issue additional MITTS with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original MITTS, these additional MITTS may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original MITTS.

The additional MITTS may be considered to have been issued (in whole or in part) with OID even if the original MITTS had no OID, or the additional MITTS may have a greater amount of OID than the original MITTS. These differences may affect the market value of the original MITTS if the additional MITTS are not otherwise distinguishable from the original MITTS.

Reportable Transactions

A taxpayer that participates in a “reportable transaction” is subject to information reporting requirements under Section 6011 of the Code. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level. You should consult your tax advisor regarding these rules.

Information Reporting and Backup Withholding

Payments on MITTS as well as the proceeds of a taxable disposition (including retirement) of MITTS may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income, which includes, among other things, interest and certain dividend equivalents (as defined above) under Section 871(m). While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department (“Treasury”) has indicated in subsequent proposed regulations its intent to eliminate this requirement. Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding MITTS through a non-U.S. intermediary, you should consult your tax advisor regarding the potential application of FATCA to MITTS, including the availability of certain refunds or credits.

Notwithstanding anything to the contrary herein or in the applicable term sheet, we will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA, or an entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity (collectively, “Plans”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in MITTS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those parties in interest that engage in a prohibited transaction, unless relief is available under an applicable statutory, regulatory or administrative exemption. In addition, fiduciaries of the Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code as well.

Because of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. The acquisition, holding or disposition of MITTS by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless MITTS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of MITTS. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Under this exemption, the purchase and sale of MITTS will not constitute a prohibited transaction under ERISA or Section 4975 of the Code, provided that neither the issuer of

MITTS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving MITTS.

Certain employee benefit plans and arrangements, including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA (collectively “Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws, regulations or rules (“Similar Laws”). Fiduciaries of Non-ERISA Arrangements should consider the foregoing issues in general terms as well as any further issues arising under any applicable Similar Laws before purchasing MITTS.

Any purchaser or holder of MITTS or any interest therein will be deemed to have represented (both on behalf of itself and any Plan) by its purchase and holding of MITTS that either (i) it is not a Plan or Non-ERISA Arrangement and is not purchasing MITTS on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (ii) the purchase, holding and subsequent disposition of MITTS will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing MITTS on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase, holding or disposition under ERISA, Section 4975 of the Code and/or Similar Laws, as applicable, and the availability of any exemptive relief.

MITTS are contractual financial instruments. The financial exposure provided by MITTS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of MITTS. MITTS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of MITTS.

Each purchaser or holder of any MITTS acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of MITTS, (ii) the purchaser or holder’s investment in MITTS, (iii) the holding of MITTS or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to MITTS;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to MITTS and (ii) all hedging transactions in connection with our or our affiliates’ obligations under MITTS;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of MITTS has exclusive responsibility for ensuring that its purchase and holding of MITTS does not violate the fiduciary or prohibited transaction rules of ERISA or Section 4975 of the Code or provisions of any Similar Laws. The sale of any MITTS to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, and meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan or Non-ERISA Arrangement purchasers.